MEDALLION FINANCIAL CORP. REPORTS RECORD

THIRD QUARTER RESULTS

NET INVESTMENT INCOME AFTER TAXES INCREASES 185% TO $0.10 PER SHARE

EARNINGS EXCEED $20,000,000 WITH MEDIA DIVISION MERGER

DELINQUENCIES AT AN ALL TIME LOW

BOARD APPROVES ADDITIONAL $10,000,000 BUYBACK

DIVIDEND INCREASED 25%

New York, N.Y., November 4, 2004 -- Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry, and other niche markets in small business and consumer lending, announced that net investment income after income taxes increased approximately 185% to $1,841,000 or $0.10 per share in the 2004 third quarter, up from $643,000 or $0.03 per share in the 2003 third quarter. Net increase in net assets resulting from operations rose dramatically to $20,055,000 or $1.09 per diluted common share in the quarter, up from $1,111,000 or $0.06 per share in the 2003 third quarter.

"We are extremely pleased with our results this quarter," commented President Andrew Murstein. "With the gain from the merger of our taxi top advertising division into Clear Channel, this was the most profitable quarter in the history of our Company. The merger of the division will also enable us to focus on what we do best, providing financing to the taxicab industry and other niche sectors."

Mr. Murstein added, "We have experienced very strong growth across the board. Compared to a year ago, our taxicab medallion loan portfolio has grown by over 26% to $348,000,000, from $277,000,000. Our commercial loan portfolio has grown by 28%, to $134,000,000, from $105,000,000. Our net investment income after income taxes is the highest it has been in over three years."

Mr. Murstein continued, "Over the last seven weeks we have continued our stock repurchase program, and have now repurchased over $6,460,000 in Company stock, from the authorized amount of $10,000,000. Furthermore, the Board has approved an additional buyback of another $10,000,000 of Medallion's common stock. Our capital remains extremely strong, with more than $173,000,000 of equity and only $485,000,000 of liabilities, for a debt to equity ratio of less than 3 to 1. We plan on leveraging our balance sheet while at the same time continuing our stock repurchase program, so that we can improve our return on equity and increase shareholder value."

Chief Financial Officer Larry Hall stated, "Increasing taxicab medallion values are having a positive impact on our business. Within the last few weeks, the City of New York auctioned off 300 new medallions and sold them at record prices. A corporate medallion was sold for an unprecedented $408,000, establishing an all-time record. This is an increase of more than 100% from just three years ago when medallions sold for around $200,000.

"We estimate our average loan to value on the medallion portfolio is currently less than 60%," Mr. Hall said. "This factor, plus our continued focus on originating conservative loans have given us the lowest delinquency levels in the history of the Company. Total delinquencies dropped from 12.2% to 6.7% over the last year, and 90 day delinquencies dropped from 6.2% to 3.8%, reaching all time lows."

Mr. Hall continued, "Due to our earnings this quarter, our liquidity position, and our bright business prospects, the Board of Directors has increased the Company's dividend by 25%, from $0.08 per share to $0.10 per share. The dividend will be payable on November 22, 2004 to shareholders of record as of November 12, 2004."

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans in targeted niche industries. The Company and its subsidiaries have lent over $2 billion to its taxicab, commercial, and consumer customers.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading "Investment Considerations," in Medallion's 2003 Annual Report on Form 10-K.

Financial tables follow.

Medallion Financial Corporation

Consolidated Income Statements
	Quarter Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2004	2004	2003	2004	2003
Total investment income	$ 10,977,995	$ 10,400,888	$6,693,333	$ 27,864,132	$ 19,689,715
Total interest expense	4,526,575	3,656,395	2,811,803	11,080,662	9,338,790
Net interest income	6,451,420	6,744,493	3,881,530	16,783,470	10,350,925

Gain on sale of loans	331,685	185,163	87,967	730,126	803,666
Other income	596,587	671,371	905,534	1,818,222	2,765,880
Total noninterest income	928,272	856,534	993,501	2,548,348	3,569,546

Salaries and benefits	2,463,084	2,302,759	2,070,463	7,167,565	6,943,720
Professional fees	307,528	549,073	430,916	1,311,133	819,241
Other operating expenses	2,201,942	2,175,953	1,709,192	5,889,500	4,876,287
Total operating expenses	4,972,554	5,027,785	4,210,571	14,368,198	12,639,248

Income tax provision	566,180	1,062,997	21,846	1,674,277	41,149

Net investment income after income taxes	1,840,958	1,510,245	642,614	3,289,343	1,240,074

Net realized gains (losses) on investments	(2,784,101)	(315,328)	4,494,411	(3,298,663)	12,146,878
Net change in unrealized appreciation (depreciation) on investments	20,998,466	(946,054)	(4,025,981)	18,933,821	(11,090,773)
Net realized/unrealized gain (loss) on investments	18,214,365	(1,261,382)	468,430	15,635,158	1,056,105

Net increase in net assets resulting from operations	$ 20,055,323	$ 248,863	$ 1,111,044	$ 18,924,501	$ 2,296,179

Weighted average shares
Basic	18,075,879	18,141,427	18,245,228	18,144,724	18,243,570
Diluted	18,456,246	18,540,419	18,517,491	18,540,732	18,355,123
Net investment income after income taxes per share
Basic	$ 0.10	$ 0.08	$ 0.04	$ 0.18	$ 0.07
Diluted	0.10	0.08	0.03	0.18	0.07
Net increase in net assets per share
Basic	$ 1.11	$ 0.01	$ 0.06	$ 1.04	$ 0.13
Diluted	1.09	0.01	0.06	1.02	0.13

Medallion Financial Corporation

Consolidated Balance Sheets

	September 30,	December 31,
	2004	2003
ASSETS
Medallion loans	$ 348,412,907	$288,211,557
Commercial loans	134,013,635	85,970,205
Consumer loans	67,389,895	-
Equity investments	34,150,233	4,976,763
Investment securities	15,407,620	-
Net investments	599,374,290	379,158,525
Investments in and loans to Media	-	3,614,485
Total investments	599,374,290	382,773,010
Cash	28,150,202	47,675,537
Accrued interest receivable	3,309,105	1,727,719
Servicing fee receivable	2,429,623	2,663,468
Fixed assets, net	1,079,688	1,351,887
Goodwill, net	5,007,583	5,007,583
Other assets	18,670,871	15,295,253
Total assets	$ 658,021,362	$ 456,494,457

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 11,556,172	$ 5,726,830
Accrued interest payable	554,131	1,197,248
Floating rate borrowings	239,986,032	230,519,057
Fixed rate borrowings	232,530,101	56,935,000
Total liabilities	484,626,436	294,378,135

Total shareholders' equity	173,394,926	162,116,322
Total liabilities and shareholders' equity	$ 658,021,362	$456,494,457

Number of common shares outstanding	17,860,611	18,242,178
Net asset value per share	$ 9.71	$ 8.89

Total managed loans	$ 686,570,822	$ 549,068,762
Total managed assets	794,775,747	631,381,457